SECURITIES AND EXCHANGE COMMISSION

                           Washington, D.C. 20549


                                 FORM 8-K

                              CURRENT REPORT

                        Pursuant to Section 13 or 15(d) of
                        the Securities Exchange Act of 1934


 Date of Report (Date of earliest event reported): December 15, 2005
                                                  (December 14, 2005)

                           TrustCo Bank Corp NY


                (Exact name of registrant as specified in its charter)

                                 New York
                   (State or other jurisdiction of incorporation)


          0-10592                                      14-1630287
  -------------------------                 ----------------------------------
   (Commission File Number)                  (IRS Employer Identification No.)


                5 Sarnowski Drive, Glenville, New York 12302
                (Address of principal executive offices) (Zip Code)



  Registrant's telephone number, including area code: (518) 377-3311
                                                      --------------



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TrustCo Bank Corp NY


Item 8.01.  Other Events

            A letter was issued on December 14, 2005 to shareholders of Ballston Spa Bancorp, Inc. (OTC Bulletin Board "BSPA") concerning TrustCo's Tender Offer. Attached is the letter labeled as exhibit 99(a).




Item 9.01.  Financial Statements & Exhibits

            (c) Exhibits


            Reg S-K Exhibit No.     Description
                     99(a)          Three page letter to
                                    shareholders of Ballston
                                    Spa Bancorp Inc. (OTC
                                    Bulletin Board "BSPA")
                                    concerning TrustCo's Tender
                                    Offer.



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                                 SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


Dated:  December 15, 2005

                                            TrustCo Bank Corp NY
                                            (Registrant)


                                             By:/s/ Robert T. Cushing
                                             ----------------------------
                                                Robert T. Cushing
                                                Executive Vice President and
                                                Chief Financial Officer



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                                Exhibits Index


The following exhibits are filed herewith:


Reg S-K Exhibit No.        Description                             Page
------------------         ------------------------------------   -------
     99(a)                 Three page letter to shareholders of     5-7
                           Ballston Spa Bancorp Inc. (OTC
                           Bulletin Board "BSPA") concerning
                           TrustCo's Tender Offer.



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                                                       Exhibit 99(a)

TRUSTCO
Bank Corp NY
-----------------------------------------------------------------
5 Sarnowski Drive, Glenville, New York, 12302
(518) 377-3311   Fax: (518) 381-3668

                                              December 14, 2005


To Our Fellow Shareholders:

You have been presented with an excellent offer by TrustCo to purchase your stock at $45.50 a share. Unfortunately, the management of Ballston Spa Bancorp, Inc. has issued self-serving advice intended to further entrench themselves and mislead you into declining such a great deal. We therefore urge you to consider the following:

o Consolidation of weakly performing banks is inevitable, and nothing in Ballston Spa's performance history suggests an ability to remain independent over the long term. TrustCo's offer will keep the bank locally based while maximizing your investment.

o The December 7th response of Ballston Spa's board was not well deliberated as indicated by the inconsistencies contained therein. It was issued only 48 hours after stating outside counsel was going to be hired to help them evaluate our December 5th offer.

o TrustCo's $45.50 offer is an excellent offer by any measure. It is 44% above where the stock was trading at $31.50 on August 24th when we first contacted Ballston Spa.

o Despite misleading statements by management, TrustCo's offer has every chance of succeeding and we are very serious about obtaining control of the company. Management's extreme response to our proposal should demonstrate this to you and enable you to see through their smokescreen.

o TrustCo is one of the best performing banks in the country. We offer friendly branch service and superb deposit and loan products. Our success and enthusiastic support from both customers and investors alike have enabled TrustCo to grow and achieve results far beyond those of Ballston Spa.



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o    As customers of TrustCo, existing Ballston Spa customers would continue to have the service of a locally based bank plus access to over 60 Capital District branch offices. Offices we are opening in Florida, downstate New York, and New Jersey would also be at their disposal.

o TrustCo proudly represents over 100 years of strong community support in the Capital District. We have 14 branches in Saratoga County, versus nine for Ballston Spa, and have donated hundreds of thousands of dollars to local charities and thousands of hours of community service by TrustCo employees.

o As indicated by Bloomberg Financial Services, over the last five years Ballston Spa investors have suffered an annual compound loss of 2% on their investment. TrustCo investors, meanwhile, have enjoyed a compounded annual gain of 11% over the same period.

o The 70% earnings per share gains for Ballston Spa referenced by Mr. Dowd are quite misleading because they followed very depressed results for the company. So Ballston Spa management is saying to you they are proud of the fact they did much better than their prior poor performance. Not much comfort, especially since even based on the "improved" results the company's operating results remain anemic and well below industry averages.

o    Neither Mr. Dowd, CEO nor Mr. Blow, CFO, currently lives in Saratoga
     County.

o Mr. Dowd, CEO did not personally own a single share of Ballston Spa Bancorp stock until September 2005, which was subsequent to the initial discussions with TrustCo. This lack of investment in the company he leads should demonstrate to you his true commitment to the future of Ballston Spa Bancorp. Mr. Blow, CFO continues to not own any shares of the company. Today's community banks distinguish themselves when their leadership takes on the same investment risk as their stockholders. This is not the case at Ballston Spa.

o The current Federal capital gains tax rate of 15% is lower than it has been in many years. This rate is currently scheduled to return to the personal income tax rate in the future unless extended by the U.S. Congress.



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Do not let the personal agenda of a few individuals cause you to miss out on this great opportunity! We are encouraged by the positive response we have received to date from many Ballston Spa shareholders and urge you to also respond.

By accepting this offer you can achieve a superb investment return immediately far beyond what current management has shown an ability to achieve. Additionally, you will also put the company into the hands of a strong local bank with the performance ability and financial strength to remain independent.

We hope this letter has helped you better understand the issues at hand and clarified some of the misleading statements by Ballston Spa management. We appreciate your support.

Very truly yours,



Robert J. McCormick
President & Chief Executive Officer
TrustCo Bank Corp NY



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